Exhibit 28

MEMBERSHIP INTEREST PURCHASE OPTION

by and between

LSGC HOLDINGS III LLC

and

RIVERWOOD CAPITAL PARTNERS, L.P.

Dated: September 11, 2015

i

ii

iii

MEMBERSHIP INTEREST PURCHASE OPTION

THIS MEMBERSHIP INTEREST PURCHASE OPTION (this “Agreement”), dated as of this 11th day of September, 2015, is by and between RIVERWOOD CAPITAL PARTNERS L.P., a Delaware limited partnership (RCP”), LSGC HOLDINGS III LLC, a Delaware limited liability company (the “Buyer”), RW LSG Holdings, LLC, a Delaware limited liability company “RW LSG Holdings”), RW LSG Management Holdings, LLC, a Delaware limited liability company (“RW LSG Management”).

RECITALS

WHEREAS, RW LSG Holdings and Buyer are contemporaneously entering into an Equity Purchase Agreement, dated as of September 11, 2015, pursuant to which Buyer has agreed to purchase 5,254 units of Series J Units of Lighting Science Group Corporation, a Delaware corporation (“LSGC”), each unit consisting of one share of Series J Convertible Preferred Stock, par value $0.001 per share, of LSGC and 2,650 warrants to purchase Common Stock having an exercise price equal to $0.001 per share (collectively, the “Purchased Series J Units”);

WHEREAS, after the disposition of the Purchased Series J Units, (i) RW LSG Holdings will hold 45,000 shares of Series H Preferred Convertible Stock of LSG ( “Series H Preferred Stock”), and (ii) RW LSG Management will hold 554,221 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) and a warrant to purchase an aggregate of 12,664,760 shares of Common Stock (the Series H Preferred Stock referred to in clause (i), the “Optioned Series H Stock”, the Common Stock referred to in clause (ii), the “Optioned Common Stock” and the warrant referred to in clause (ii), the “Special Warrant”);

WHEREAS, the Buyer desires to acquire an option to acquire (i) all of the outstanding membership interests of RW LSG Holdings (the “Membership Interests”) for an aggregate amount equal to $15,000,000 (the “Holdings Price”), and (ii) all of the Optioned Common Stock for an aggregate of $150,000 (subject to adjustment as set forth herein, the “Common Price”) and the Special Warrant for no additional consideration and RCP and RW LSG Management desire to grant such option, in each case on the terms and subject to the conditions of this Agreement; and

WHEREAS, pursuant to the terms of the Limited Liability Company Agreement of RW LSG Holdings, dated as of May 25, 2012, as amended (the “Operating Agreement”), RCP has the right to cause the sale of all of the Membership Interests, including any Membership Interests held by any members of RW LSG Holdings that are not affiliates of RCP (the “Drag-Along Sellers”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

“1933 Act” means the Securities Act of 1933, as amended.

“Action” means any action, appeal, petition, plea, charge, complaint, written claim, suit, written demand, litigation, arbitration, mediation, hearing, written inquiry by a Governmental Body, investigation or similar event, occurrence, or proceeding.

“Affiliate” means any Person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person or entity.

“Agreement” has the meaning set forth in the Preamble.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Expiration Date” has the meaning set forth in Section 9.3(b).

“Claims Notice” has the meaning set forth in Section 9.2(a).

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in the Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Price” has the meaning set forth in the Recitals.

“Common Stock” has the meaning set forth in the Recitals.

“Contract” means any legally binding contract, agreement, mortgage, deed of trust, bond, loan, indenture, lease, license, note, option, warrant, right, instrument, commitment or other similar document, arrangement or agreement, whether written or oral, together with all amendments, modifications and/or supplements thereof.

“control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Drag-Along Right” means the right of RCP pursuant to Section 8.03 of the Operating Agreement in the event of a sale by RCP of any or all of its Membership Interests to cause each of the other Members to sell a pro rata portion of their Membership Interests to Buyer in the same transaction.

“Drag-Along Sellers” has the meaning set forth in the Recitals.

“Encumbrance” means any (i) mortgage, pledge, lien (statutory or otherwise), security interest, hypothecation, conditional sale agreement, encumbrance or any other similar interest, restriction or agreement and (ii) with respect to securities, any options, warrants, rights of first refusal or offer for, or other rights or arrangements to acquire or dispose of, such securities or any other rights, agreements, arrangements, obligations or commitments of any kind related to such securities, including any agreements or understandings with respect to the voting or transfer thereof, and “Encumber” means any action or inaction creating an Encumbrance..

“Expiration Date” means March 27, 2017.

“Expiration Time” has the meaning set forth in the Section 2.2.

“Governmental Body” means any government or governmental or quasi-governmental authority including, without limitation, any federal, state, territorial, county, municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, arbitral body (public or private), department or other instrumentality or political unit or subdivision, whether located in the United States or abroad.

“Holdings Price” has the meaning set forth in the Recitals.

“Indemnified Party” has the meaning set forth in Section 9.2(a).

“Indemnifying Party” has the meaning set forth in Section 9.2(a).

“IRS” means the U.S. Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 1.

“Law” means any treaty, statute, ordinance, code, rule, regulation, Order or other legal requirement enacted, adopted, promulgated, applied or followed by any Governmental Body.

“Liability Claim” has the meaning set forth in Section 9.2(a).

“Losses” has the meaning set forth in Section 9.1(a).

“LSGC” has the meaning set forth in the Recitals.

“Member” means each Person that is a member of RW LSG Holdings pursuant to the terms of the Operating Agreement.

“Membership Interests” has the meaning set forth in the Recitals.

“Operating Agreements” has the meaning set forth in Section 3.2(d).

“Optioned Common Stock” has the meaning set forth in the Recitals.

“Optioned Series H Stock” has the meaning set forth in the Recitals.

“Order” means any U.S. order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Body.

“Permit” means any approvals, authorizations, licenses, permits, consents or certificates by or of any Governmental Body Governmental Body.

“Person” means any individual, corporation, partnership, firm, limited liability company, joint venture, trust, association, unincorporated organization, group, joint stock company, Governmental Body or other entity.

“Proceeding” means any judicial, administrative or arbitral actions, suits, claims, charges, complaints, demands, mediations, investigations or proceedings (public or private), governmental proceedings or stockholder actions, suits, claims, charges, complaints, demands, mediations, investigations or proceedings.

“Public Filings” means agreements filed as exhibits to the filings previously made with the SEC by RW LSG Holdings, RW LSG Management or LSGC.

“Purchase Option” has the meaning set forth in Section 2.1.

“Purchased Series J Units” has the meaning set forth in the Recitals.

“RCP” has the meaning set forth in the Preamble.

“Related Party” has the meaning set forth in Section 10.14.

“RW LSG Holdings” has the meaning set forth in the Preamble.

“RW LSG Management” has the meaning set forth in the Preamble.

“SEC” means the U.S. Securities and Exchange Commission.

“Sellers” means, collectively, RCP and each other Member of LSG RW Holdings at the time of exercise of the Option.

“Seller Disclosure Letter” means the disclosure letter delivered by RCP to the Buyer in connection with this Agreement.

“Seller Expiration Date” has the meaning set forth in Section 9.3(a).

“Series H Certificate of Designation” has the meaning set forth in Section 3.2(d).

“Series H Preferred Stock” has the meaning set forth in the Recitals.

“Special Warrant” has the meaning set forth in the Recitals.

“Subsidiary” means as to any Person, any other Person more than 50% of the shares of the voting stock, voting interests, membership interests or partnership interests of which are owned or controlled, or the ability to select or elect more than 50% of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries..

“Tax Returns” mean any return, report, estimate, declaration, information return or other document (including any related, attached or supporting information) filed or required to be filed with any Taxing Authority with respect to Taxes.

“Taxes” mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign Taxing Authority, including, but not limited to, profits, estimated, gross receipts, windfall profits, severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, transfer, stamp, escheat payroll, goods and services, value added, alternative or add-on minimum tax, or any other tax, custom, duty or governmental fees or other taxes, including any interest, penalties, fines or additions attributable thereto, whether disputed or not.

“Taxing Authority” means any Governmental Body responsible for the administration or the imposition of any Tax.

“VantagePoint” has the meaning set forth in Section 8.8.

“VantagePoint Series H Preferred Stock” has the meaning set forth in Section 8.8.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Option to Purchase the Membership Interests. Upon the terms and subject to the conditions set forth herein, at the Buyer’s sole election, the Buyer shall have the right to purchase (a) from the Sellers, and RCP shall, and shall cause the other Sellers to, sell, transfer, assign, convey and deliver to the Buyer, all of the Membership Interests in exchange for the Holdings Price and (b) from RW LSG Management, (i) all of the Optioned Common Stock in exchange for the Common Price (as may be adjusted pursuant to Section 8.9) and (ii) the Special Warrant for no additional consideration, in each case in clauses (a) and (b) free and clear of any Encumbrances (other than any such liens or encumbrances resulting (A) from actions taken by Buyer Sub or (B) under applicable state and/or federal securities laws) (clauses (a) and (b) collectively, the “Purchase Option”).

Section 2.2 Exercise Period; Delivery of Notice. To exercise its rights pursuant to Section 2.1, the Buyer shall deliver notice to the Seller, on or prior to 11:59:59 pm, New York City time, on the expiration Date (the “Expiration Time”), of the Buyer’s election to exercise the Purchase Option and purchase all, but not less than all, of the Membership Interests and Optioned Common Stock in accordance with the terms and conditions of this Agreement on a date no later than 10 Business Days following the date of such exercise notice (the “Closing Date”); provided, however, that if the Sellers or RW LSG Management on the one hand, or the Buyer, on the other hand, fail to perform and comply in all material respects with all agreements and covenants required to be performed or complied with by it or them under this Agreement, the other may extend the Closing Date until such performance or compliance is complete. RW LSG Holdings agrees that once Buyer has properly delivered an exercise notice hereunder, RW LSG Holdings will not exercise the “Optional Redemption Right” as defined in and pursuant to the Series H Certificate of Designation, or otherwise submit any Series H Preferred Stock to LSGC for “Redemption” as defined in and pursuant to the terms of the Series H Certificate of Designation, or initiate or exercise rights with respect to a Control Event as defined in and pursuant to the Series H Certificate of Designation, in each case from the time of such exercise through the Closing. For the avoidance of doubt, if the Buyer shall not have properly delivered an exercise notice on or prior to Expiration Time, the right of the Buyer to acquire the Membership Interests pursuant to the Purchase Option shall terminate.

Section 2.3 Closing. In the event of exercise, the purchase and sale pursuant to the Purchase Option shall be deemed consummated as of 12:01 a.m. New York City time on the Closing Date.

ARTICLE III

DELIVERIES AND OTHER ACTIONS

Section 3.1 Conditions to Closing.

(a) The obligations of Buyer to consummate the Closing shall be subject to the prior satisfaction or waiver of each of the following conditions:

(i) RCP shall have validly exercised the Drag-Along Right such that each of the other Sellers is required to consummate the Closing, and each such other Seller shall have duly executed and delivered a Joinder Agreement;

(ii) The representations and warranties of each Seller contained in Article IV of this Agreement, of RW LSG Management contained in Article V and of RW LSG Holdings contained in Article VI of this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

(iii) Each Seller and RW LSG Management shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by any of them under this Agreement at or prior to the Closing.

(b) The obligations of RCP and the other Sellers and RW LSG Management to consummate the Closing shall be subject to the prior satisfaction or waiver of each of the following conditions:

(i) The representations and warranties of Buyer contained in Article VII of this Agreement shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

(ii) Buyer shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by any of them under this Agreement at or prior to the Closing.

Section 3.2 Deliveries by RCP. On the Closing Date, RCP shall deliver, or cause to be delivered, to the Buyer the following items:

(a) evidence satisfactory to the Buyer of the transfer and assignment of all of the Membership Interests and the admission of Buyer as the sole member of RW LSG Holdings;

(b) evidence satisfactory to the Buyer of the transfer and assignment of all of the Optioned Common Stock and of the Special Warrant;

(c) the written resignation of each director, officer, manager and member of RW LSG Holdings, effective as of the Closing; and

(d) (i) a reasonably current good standing certificate (or equivalent document) of RW LSG Holdings issued by the Delaware Secretary of State, (ii) a copies of the Certificate of Formation of RW LSG Holdings, certified by the Delaware Secretary of State, and (iii) a copy of the Operating Agreement, certified by an officer of RCP.

Section 3.3 Deliveries by the Buyer. On the Closing Date, the Buyer shall deliver, or cause to be delivered, (a) to the Sellers an aggregate amount equal to the Holdings Price by wire transfer of immediately available cash funds to the accounts and in the allocations designated pursuant to wire instructions provided by RCP in writing in advance and (b) to RW LSG Management an amount equal to the Common Price, by wire transfer of immediately available cash funds to the account designated pursuant to wire instructions provided by RCP in writing in advance.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

RCP hereby represents and warrants, and each other Seller upon execution of a Joinder Agreement will hereby represent and warrant, severally and not jointly, to the Buyer as of the date hereof as follows:

Section 4.1 Organization and Corporate Power. Such Seller is an entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization. Such Seller has the requisite power and authority to execute, deliver and perform its obligations under the Agreement and all other instruments, documents and agreements contemplated or required by the provisions of the Agreement to be executed, delivered or carried out by such Seller hereunder.

Section 4.2 Authorization. The execution and delivery of this Agreement, the consummation by such Seller of the transactions contemplated herein to be consummated by such Seller, the issuance, sale and delivery of the Membership Interests to the Buyer upon exercise of the Purchase Option in accordance with this Agreement, have each been or as of the Closing Date will be duly authorized by all necessary action on the part of such Seller.

Section 4.3 No Conflict. The execution, delivery and performance of this Agreement by such Seller does not materially conflict with, violate or cause a breach, termination, acceleration or modification of (with or without the giving of notice or the lapse of time, or both) any of the terms, conditions or provisions of or constitute a default under (i) any provision of the organizational documents of such Seller, (ii) any contract, Permit or Order to which such Seller is party or by which such Seller is bound; or (iii) any Law to which such Seller is subject or by which such Seller is bound.

Section 4.4 Title to Membership Interests. At the Closing, the Buyer will acquire good, valid and marketable title to all of the Sellers’ Membership Interests, free and clear of any Encumbrances.

Section 4.5 Non-Public Information. The Buyer has informed such Seller that the Buyer may be in possession of material non-public information relating to LSGC (including, but not limited to, financial projections, future capital expenditures and business strategy, which may be positive or negative), and such Seller acknowledges such possibility. The Buyer and its officers, directors, employees, agents and Affiliates shall not be liable for any and all claims that such Seller might have (whether for damages, rescission or any other relief) based on the Buyer’s possession or non-disclosure of such material, non-public information to such Seller, and such Seller has not solicited or encouraged, directly or indirectly, any other person to assert such a claim.

Section 4.6 Drag-Along Rights.

(a) Such Seller acknowledges that pursuant to the terms of the Operating Agreement, RCP has the right to cause the sale of all of the Membership Interests held by such Seller, including any Membership Interests held by any such Seller that is not an affiliate of RCP. Such Seller agrees to execute and deliver the Joinder agreeing to be bound by the terms hereof, including with respect to the sale of all Membership Interests held by such Seller to the Buyer upon the terms and conditions contained herein, following the exercise of the Purchase Option.

(b) Such Seller acknowledges that the Operating Agreement, a true and correct copy of which has been previously provided to the Buyer, is valid and binding on each Seller, and is in full force and effect, enforceable against each Seller in accordance with its terms.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF RW LSG MANAGEMENT

RW LSG Management hereby represents and warrants to the Buyer as of the date hereof as follows:

Section 5.1 Organization and Corporate Power. RW LSG Management is an entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization. RW LSG Management has the requisite power and authority to execute, deliver and perform its obligations under the Agreement and all other instruments, documents and agreements contemplated or required by the provisions of the Agreement to be executed, delivered or carried out by RW LSG Management hereunder.

Section 5.2 Authorization. The execution and delivery of this Agreement, the consummation by RW LSG Management of the transactions contemplated herein to be consummated by RW LSG Management, the sale and delivery of the Optioned Common Stock and Special Warrant held thereby to the Buyer upon exercise of the Purchase Option in accordance with this Agreement, have each been or as of the Closing Date will be duly authorized by all necessary action on the part of RW LSG Management.

Section 5.3 No Conflict. The execution, delivery and performance of this Agreement by RW LSG Management does not materially conflict with, violate or cause a breach, termination, acceleration or modification of (with or without the giving of notice or the lapse of time, or both) any of the terms, conditions or provisions of or constitute a default under (i) any provision of the organizational documents of RW LSG Management, (ii) any contract, Permit or Order to which RW LSG Management is party or by which RW LSG Management is bound; or (iii) any Law to which RW LSG Management is subject or by which RW LSG Management is bound.

Section 5.4 Title to Optioned Common Stock and Special Warrant. At the Closing, the Buyer will acquire good, valid and marketable title to the Optioned Common Stock and Special Warrant, free and clear of any Encumbrances. RW LSG Management owns the Optioned Common Stock and Special Warrant.

Section 5.5 Non-Public Information. The Buyer has informed RW LSG Management that the Buyer may be in possession of material non-public information relating to LSGC (including, but not limited to, financial projections, future capital expenditures and business strategy, which may be positive or negative), and RW LSG Management acknowledges such possibility. The Buyer and its officers, directors, employees, agents and Affiliates shall not be liable for any and all claims that RW LSG Management might have (whether for damages, rescission or any other relief) based on the Buyer’s possession or non-disclosure of such material, non-public information to RW LSG Management, and RW LSG Management has not solicited or encouraged, directly or indirectly, any other person to assert such a claim.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

WITH RESPECT TO RW LSG HOLDINGS

RW LSG Holdings and RCP hereby represent and warrant to the Buyer as of the date hereof as follows:

Section 6.1 Organization and Corporate Power. RW LSG Holdings is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware]. RW LSG Holdings has all material licenses, permits and authorizations necessary to own its properties, rights and assets and carry on its business as presently conducted. RW LSG Holdings is not violation of its Operating Agreement. The execution and delivery of this Agreement by RW LSG Holdings has been duly authorized by all necessary action on the part of RW LSG Holdings.

Section 6.2 Capitalization and Assets. Section 6.2 of the Seller Disclosure Letter sets forth a true, complete and correct listing, immediately prior to the open of business on the date hereof of all of the authorized and outstanding membership interests of RW LSG Holdings, each of the Members, and the membership interests in RW LSG Holdings held by each such Member.

The Membership Interests constitute all of the issued and outstanding membership interests of RW LSG Holding. Except as set forth in Section 6.2 of the Seller Disclosure Letter, there are no interest, options, warrants, rights to subscribe to, calls, contracts, undertakings, arrangements, Contracts and commitments to issue which may result in the issuance of membership interests of RW LSG Holdings or other securities convertible into or exchangeable for Membership Interests or any other membership interests of RW LSG Holdings. The Membership Interests are validly issued, fully paid and nonassessable. There are no agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests other than the Operating Agreement. The Membership Interests were issued to the Members in material compliance with all applicable Laws.

Section 6.3 Title to Optioned Series H Stock. Except as set forth in the Public Filings, there are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements, obligations or commitments of any kind relating to the Optioned Series H Stock or obligating RW LSG Holdings to pledge, sell or otherwise Encumber any of the Optioned Series H Stock. Except as set forth in the Public Filings, there are no agreements or understandings in effect with respect to the voting or transfer of any of the Optioned Series H Stock. RW LSG Holdings owns the Optioned Series H Stock.

Section 6.4 No Conflict. The execution, delivery and performance of this Agreement by RW LSG Holdings does not materially conflict with, violate or cause a breach, termination, acceleration or modification of (with or without the giving of notice or the lapse of time, or both) any of the terms, conditions or provisions of or constitute a default under (i) any provision of the Operating Agreement or other organizational documents of RW LSG Holdings, (ii) any contract, Permit or Order to which RW LSG Holdings is a party or by which RW LSG Holdings is bound; or (iii) any Law to which RW LSG Holdings is subject or by which RW LSG Holdings is bound.

Section 6.5 Absence of Encumbrances. RW LSG Holdings has not borrowed any amount, incurred any indebtedness, or made any loans or advances to any Person. The Optioned Series H Stock is held free and clear of any Encumbrances other than pursuant to agreements the Public Filings.

Section 6.6 Legal Compliance. RW LSG Holdings is, and since its formation has been, in compliance in all material respects with all material Laws and Orders promulgated by any Governmental Body applicable to RW LSG Holding. RW LSG Holdings has not received any written notice of violation or alleged material violation of any such Law or Order by any Governmental Body in any material respect that has not been resolved or any written notice that it is the subject of an investigation by any Governmental Body.

Section 6.7 Litigation. There are no Proceedings pending or, to the knowledge of RW LSG Holdings, threatened, against RW LSG Holdings or its respective properties or assets, at Law or in equity. There is no outstanding or, to the knowledge of RW LSG Holdings, threatened, Order of any Governmental Body against RW LSG Holdings or any of its properties or assets. There is no action, suit or proceeding initiated by RW LSG Holdings currently pending or that RW LSG Holdings currently intends to initiate as of the date hereof.

Section 6.8 Consents. Except for filings necessary for the sale of the Membership Interests to qualify for certain exemptions from the registration requirements under state blue sky Laws and federal securities Laws, no authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, any court or Governmental Body, and other than the exercise of the Drag-Along Right by RCP, no vote, authorization, consent or approval of the members of RW LSG Holdings, is necessary for (i) the valid execution and delivery of this Agreement by the Sellers, or (ii) the consummation by the Sellers of the transactions contemplated herein.

Section 6.9 No Brokers. No agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee payable by RW LSG Holdings or for which the Buyer may be liable as a result of actions taken by RW LSG Holdings or the Sellers, directly or indirectly, as a result of, or in connection with the transactions contemplated by this Agreement.

Section 6.10 Tax Matters. LSG RW Holdings has at all times have been treated as a U.S. partnership or disregarded entity for the purpose of any Taxing Authority. As such, RW LSG Holdings has not been required to, and has not filed any Tax Returns. There are no material Taxes due and payable with respect to RW LSG Holdings which have not been timely paid. No Encumbrances for Taxes exist upon the assets of RW LSG Holdings. No material audits, investigations or other proceedings are pending or being conducted with respect to Taxes of RW LSG Holdings. There are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year. RW LSG Holdings is not a party to, and is not bound by or subject to any obligation under, any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

Section 6.11 Business Activities. RW LSG Holdings has not, and prior to the Closing will not have, engaged in any business activities and does not and will not have any assets or liabilities other than (i) its ownership of the Purchased Series J Units and Series H Preferred Stock, (ii) performance of its rights and obligations under and in connection with its ownership of the Purchased Series J Units and Series H Preferred Stockand engaging in any activity necessary or incidental to the performance of such rights and obligations (including, but not limited to, voting such Purchased Series J Units and Series H Preferred Stockand granting waivers and consents on certain matters from time to time), (iii) as contemplated by this Agreement, and (iv) as otherwise required by Law.

Section 6.12 Drag-Along Rights.

(a) Pursuant to the terms of the Operating Agreement, RCP has the right to cause the sale of all of the Membership Interests, including any Membership Interests held by any members of RW LSG Holdings that are not affiliates of RCP, and to cause the execution and delivery by such members of joinders to this Agreement, who will thereafter be bound by the terms hereof, including with respect to the sale of all Membership Interests to the Buyer, upon the terms and conditions contained herein following the exercise of the Purchase Option. At the Closing, the Buyer will acquire good, valid and marketable title to all of the Membership Interests, free and clear of any Encumbrances.

(b) The Operating Agreement, a true and correct copy of which has been previously provided to the Buyer, is valid and binding on each Seller, and is in full force and effect, enforceable against each Seller in accordance with its terms.

Section 6.13 Non-Public Information. The Buyer has informed RW LSG Holdings that the Buyer may be in possession of material non-public information relating to LSGC (including, but not limited to, financial projections, future capital expenditures and business strategy, which may be positive or negative), and RW LSG Holdings acknowledges such possibility. The Buyer and its officers, directors, employees, agents and Affiliates shall not be liable for any and all claims that RW LSG Holdings might have (whether for damages, rescission or any other relief) based on the Buyer’s possession or non-disclosure of such material, non-public information to RW LSG Holdings, and RW LSG Holdings has not solicited or encouraged, directly or indirectly, any other person to assert such a claim.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as of the date hereof as follows:

Section 7.1 Organization and Corporate Power. The Buyer is a limited liability company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has the requisite limited liability company power and authority to execute, deliver and perform its obligations under the Agreement and all other instruments, documents and agreements contemplated or required by the provisions of the Agreement to be executed, delivered or carried out by the Buyer hereunder.

Section 7.2 Authorization. The execution and delivery of this Agreement, the consummation by the Buyer of the transactions contemplated herein to be consummated by the Buyer, including the purchase of the Membership Interests pursuant to the Purchase Option, have each been or as of the Closing Date will be duly authorized by all necessary corporate action on the part of the Buyer.

Section 7.3 No Conflict. The execution, delivery and performance of this Agreement by the Buyer does not materially conflict with, violate or cause a breach, termination, acceleration or modification of (with or without the giving of notice or the lapse of time, or both) any of the terms, conditions or provisions of or constitute a default under (i) any provision of the organizational documents of the Buyer; (ii) any Contract, Permit or Order to which the Buyer by which the Buyer is a party is bound; or (iii) any Law to which the Buyer is subject or by which the Buyer is bound.

Section 7.4 Litigation. There are no Proceedings pending or, to the knowledge of the Buyer, threatened, that (i) impact the validity of this Agreement or any action taken or to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby or (ii) seeks to prohibit, enjoin or otherwise challenge the Buyer’s ability to consummate the transactions contemplated hereby.

Section 7.5 Consents. Except for filings necessary for the sale of the Membership Interests to qualify for certain exemptions from the registration requirements under state blue sky

Laws and federal securities Laws, no authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, any court or Governmental Body, and no vote, authorization, consent or approval of the members of the Buyer, is necessary for (i) the valid execution and delivery of this Agreement by the Buyer or (ii) the consummation by the Buyer of the transactions contemplated herein.

Section 7.6 No Brokers. No agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee as a result of actions taken by the Buyer, directly or indirectly, as a result of, or in connection with the transactions contemplated by this Agreement.

Section 7.7 Private Sale Investor Representations.

(a) The Membership Interests and the Optioned Series H Stock are being acquired for the Buyer’s own account and not with a view to, or intention of, distribution thereof in violation of the 1933 Act, or any applicable state securities Laws.

(b) The Buyer is knowledgeable in financial matters and is able to evaluate the risks and benefits of an investment in the Membership Interests and the Optioned Series H Stock. The Buyer understands and acknowledges that such investment is a speculative venture, involves a high degree of risk and is subject to complete risk of loss. The Buyer has carefully considered and has, to the extent the Buyer deems necessary, discussed with the Buyer’s professional legal, tax, accounting and financial advisers the suitability of its investment in the Membership Interests and the Optioned Series H Stock.

(c) The Buyer is able to bear the economic risk of its investment in the Membership Interests and the Optioned Series H Stock for an indefinite period of time because the neither the Membership Interests and the Optioned Series H Stock have been registered under the 1933 Act and, therefore, cannot be sold unless subsequently registered under the 1933 Act or an exemption from such registration is available.

(d) The Buyer is an “accredited investor” as that term is defined under the 1933 Act and Regulation D promulgated thereunder, as amended by Section 413 of the Private Fund Investment Advisers Registration Act of 2010 and any applicable rules or regulations or interpretations thereof promulgated by the SEC or its staff.

Section 7.8 Non-Public Information. The Sellers have informed the Buyer that the Sellers may be in possession of material non-public information relating to LSGC (including, but not limited to, financial projections, future capital expenditures and business strategy, which may be positive or negative), and the Buyer acknowledges such possibility. The Sellers and their respective officers, directors, employees, agents and Affiliates shall not be liable for any and all claims that the Buyer might have (whether for damages, rescission or any other relief) based on the Sellers’ possession or non-disclosure of such material, non-public information to the Buyer, and the Buyer has not solicited or encouraged, directly or indirectly, any other person to assert such a claim.

ARTICLE VIII

COVENANTS

Section 8.1 Further Assurances. From and after the date hereof, at the request of the Buyer, the Sellers shall execute and deliver or cause to be executed and delivered to the Buyer such other agreements or instruments, in addition to those required by this Agreement, as the Buyer may reasonably request, in order to implement the transactions contemplated by this Agreement. From and after the Closing Date, at the request of RCP, the Buyer shall execute and deliver or cause to be executed and delivered to the Seller, such other agreements or instruments, in addition to those required by this Agreement, as RCP may reasonably request, in order to implement the transactions contemplated by this Agreement. In connection with the preparation of any and all incurred cost proposals, audit examinations, and any administrative or judicial proceedings relating to Governmental Authorities imposed on RW LSG Holdings for all periods ending on or prior to the Closing Date and partial fiscal year periods, RCP shall cooperate with the Buyer, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials of RW LSG Holdings necessary or helpful for the preparation of such incurred cost proposals, the conduct of audit examinations or the defense of claims by Governmental Authorities as to the imposition of questioned costs, penalties and interest.

Section 8.2 Interim Operating Covenant. For the period starting with the date hereof until earlier of the Closing and the termination of this Agreement:

(a) RCP shall cause RW LSG Holdings to, and RW LSG Holdings shall, (i) maintain and preserve RW LSG Holdings and its assets, including by making all necessary filings with and notices to any Governmental Body; and (ii) maintain its books and records in accordance with good business practice and consistent with past practice.

(b) RCP shall not cause or permit RW LSG Holdings to, and RW LSG Holdings shall not:

(i) engage in any business activities other than holding the Purchased Series J Units and the Optioned Series H Stock and activities incidental thereto;

(ii) incur any liabilities other than in connection with its ownership of the Series H Preferred Stock and the maintenance of its corporate existence;

(iii) alter, amend or modify any of its constitutive documents;

(iv) sell, transfer, assign, otherwise Encumber or dispose of any of the Membership Interests or the Optioned Series H Stock;

(v) issue any equity interests;

(vi) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(vii) declare, set aside for or pay any divided on or other distribution in respect of any security of the Company;

(viii) make any change to the status of RW LSG Holdings as a disregarded entity or U.S. partnership for purposes of U.S. federal income Tax or any State or local Taxing Authority; or

(ix) enter into any agreement or arrangement to do any of the foregoing.

(c) RCP will not consent to any transfer of Membership Interests by any other Member to any Person other than RCP.

(d) Buyer acknowledges and agrees that nothing contained in this Agreement shall give Buyer the right to control or direct the operations of RW LSG Holdings prior to the Closing.

Section 8.3 Drag-Along.

(a) Promptly after the execution of this Agreement, RCP will notify each of the Members that it has granted Buyer the Purchase Option, and that in the event of the exercise by Buyer of such right, RCP will exercise the Drag-Along Right and that each Seller will be required to execute and deliver the Joinder Agreement and to sell the Membership Interests held by such Seller to Buyer at the Closing.

(b) Promptly following the exercise of the Purchase Option, RCP shall take any and all actions that are necessary or advisable to effect a drag-along transaction in accordance with the terms of the Operating Agreement to cause each of the Sellers that is not an Affiliate of RCP to execute and deliver a Joinder Agreement to sell the Membership Interests held by such Seller to Buyer at the Closing. For the avoidance of doubt, the foregoing shall include commencing, prosecuting and responding to any and all litigation, actions, proceedings or other Orders in order to cause each of the Sellers that is not an Affiliate of RCP to execute a Joinder to this Agreement and comply in full with its obligations under the drag-along right set forth in the Operating Agreement.

Section 8.4 SEC Filings. Buyer and RCP will cooperate and work together to amend and file within one business day of the Closing (and in any event no later than two (2) business days of Closing) the Schedule 13D/A currently filed on behalf of RW LSG Holdings with the SEC, to reflect to change in ownership of RW LSG Holdings.

Section 8.5 Records. With respect to the financial books and records and minute books of RW LSG Holdings relating to matters on or prior to the Closing Date: (a) for a period of seven (7) years after the Closing Date, the Buyer shall not cause or permit their destruction or disposal without first offering to surrender them to the Seller; and (b) where there is legitimate purpose, including an audit of the Sellers by the IRS or any other Taxing Authority or a Proceeding involving the Sellers or a claim or dispute relating to this Agreement, the Buyer shall allow the Sellers and its respective representatives reasonable access to such books and records during regular business hours.

Section 8.6 Confidentiality and Other Continuing Agreements.

(a) RCP acknowledges that the confidentiality provisions contained in that certain Preferred Stock Subscription Agreement, dated May 25, 2012, between LSGC, RW LSG Holdings and the other purchasers thereto shall continue in full force and effect in accordance with its terms following the Closing, and RCP and its Affiliates shall be bound thereby in the same manner as if continuing as an Affiliate of RW LSG Holdings.

(b) The parties further acknowledge and agree that the agreements entered into by RW LSG Holdings prior to the Closing include various rights and obligations that extend to affiliates of RW LSG Holdings. To the extent those rights and obligations are dependent on or related to continuing ownership of any securities of LSGC, they will terminate at the Closing with respect to RCP and other entities that will no longer be Affiliates of RW LSG Holdings from and after the Closing. However, in those limited cases where those rights and obligations are not dependent on or related to continuing ownership of any securities of LSGC and they continue to be relevant to RCP and other former Affiliates of RW LSG Holdings after the Closing, such provisions will continue to bind and benefit such former Affiliates to the extent appropriate, including for example, without limitation, any releases granted by or with respect to Affiliates of RW LSG Holdings prior to the Closing, and any non-disclosure obligations binding Affiliates of RW LSG Holdings prior to the Closing. RW LSG Holdings agrees that from and after the Closing it shall not amend such terms of any such release, non-disclosure or other agreement with respect to such rights or obligations to the extent binding pre-Closing Affiliates of RW LSG Holdings, in each case in a manner so as to adversely affect RCP and its Affiliates by surrendering any such rights or impose any additional obligations thereon.

Section 8.7 Publicity. Except as may be required to comply with the requirements of any applicable Law, no party will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior consent of the other party, such consent not to be unreasonably conditioned, withheld or delayed. For the avoidance of doubt, this Section 8.7 shall not in any way prevent a party from making such disclosures with the SEC as such party, upon the reasonable advice of counsel, deems necessary or appropriate in order to comply with applicable Law.

Section 8.8 VantagePoint. Concurrent with the exercise of the Purchase Option, the Buyer shall make an offer to VantagePoint Venture Partners 2006 (Q), L.P., VantagePoint CleanTech Partners II, L.P. and their affiliates (collectively, “VantagePoint”), to purchase the 5,000 shares of Series H Preferred Convertible Stock (the “VantagePoint Series H Preferred Stock”) that were distributed to VantagePoint by RW LSG Holding. The purchase price for the VantagePoint Series H Preferred Stock shall be equal to $333.33 per share, and as part of such transaction the warrants held by VantagePoint exercisable for an aggregate of 1,809,250 shares of Common Stock will be transferred to Buyer for no additional consideration at the closing of such purchase. The offer shall be made by Buyer on the same economic terms and conditions and substantially the same as to other terms and conditions, mutatis mutandis, as those set forth herein, and VantagePoint shall have ten (10) business days from receipt of such offer to elect to accept, and if not so accepted within such time period shall automatically terminate. To the extent such offer is accepted, the closing of such purchase will occur on the same terms and conditions as set forth in this Agreement with respect to the Purchase Option.

Section 8.9 Additional Warrants. It is the expectation of the Buyer that in the event of the exercise of the Purchase Option, the warrants exercisable for an aggregate of 3,618,501 shares of Common Stock held by the Drag-Along Sellers will be transferred to Buyer for no additional consideration at the Closing of the Purchase Option. RCP shall use its reasonable best efforts to cause the applicable Drag-Along Sellers to take such actions as are necessary to convey such warrants to Buyer at the Closing. If less than all of the 3,618,501 shares of Common Stock held by the Drag-Along Sellers are not so transferred to the Buyer, then the Common Price will be reduced to $1.00.

ARTICLE IX

REMEDIES

Section 9.1 Indemnification Obligation.

(a) The Sellers shall indemnify and hold harmless the Buyer and its Affiliates and its and their respective current or former officers, directors, managers, partners, equityholders, employees, agents, successors and assigns, including without limitation in their capacity as shareholders (including as “controlling shareholders”) from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including, without limitation, reasonable attorneys’ fees) and disbursements (collectively “Losses”) actually sustained by any of such Persons with respect to:

(i) the failure of any representation or warranty of any Seller or of RW LSG Holdings contained in this Agreement to be true and correct at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date);

(ii) any violation of any covenant or agreement made by the Sellers in this Agreement, or any certificate, document or instrument delivered by or on behalf of the Sellers pursuant to this Agreement;

(iii) all liabilities of RW LSG Holdings relating to or arising from (A) any breaches by RW LSG Holdings prior to the Closing of any contract to which RW LSG Holdings is party or (B) any actions taken by RW LSG Holdings in its capacity as Primary Investor with respect to the Optioned Series H Stock or Purchased Series J Units prior to the Closing.

(b) The Buyer shall indemnify and hold harmless each of the Sellers and their respective Affiliates and the Sellers’ and such Affiliates’ respective current or former officers, directors, managers, partners, equityholders, employees, agents, successors and assigns, including without limitation in their capacity as shareholders (including as “controlling shareholders”) from and against any and all Losses actually sustained by any of such Persons with respect to:

(i) the failure of any representation or warranty of the Buyer contained in this Agreement to be true and correct at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date);

(ii) any violation of any covenant or agreement made by the Buyer in this Agreement, or any certificate, document or instrument delivered by or on behalf of the Buyer pursuant to this Agreement; and

(iii) all liabilities relating to or arising from the conduct of business by RW LSG Holdings and the ownership of the Series H Preferred Stock from and after the Closing.

(c) Notwithstanding anything to the contrary contained in this Agreement or otherwise:

(i) there shall be no indemnification pursuant to this Agreement by any Seller or Buyer for any special, incidental, indirect, consequential or punitive damages, except to the extent such punitive damages are awarded against any Indemnified Party in a third party claim;

(ii) following the Closing, the indemnification by the Sellers pursuant to Section 9.1(a), shall be several but not joint, on a pro rata basis based on their relative Membership Interests, except that RCP: (A) shall be liable for all such Losses prior to the Closing and (B) shall be jointly and severally liable for any liability allocable to any Seller that is not a Drag-Along Seller at all times;

(iii) no Drag-Along Seller shall be liable for Losses pursuant to Section 9.1(a)(i) to the extent either (A) attributable to a breach of the representations and warranties in Article IV by another Seller or (B) in excess of the portion of the Holdings Price paid to such Drag-Along Seller;

(iv) the Sellers shall not be liable for Losses pursuant to Section 9.1(a)(i) in the aggregate in excess of the Holdings Price, except in the case of Liability Claims with respect to a breach of the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.4, Section 5.1, Section 5.2, Section 5.4, Section 6.1, Section 6.2, Section 6.9, Section 6.11, or Section 6.12 or in the event of fraud;

(v) each Party shall use commercially reasonable efforts to mitigate any Loss which forms the basis of a Liability Claim hereunder (including, to the extent consistent with sound business judgment, incurring costs only to the extent necessary to remedy the breach which gives rise to such Loss) upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto; and

(vi) indemnified Losses shall not be duplicative of any other Loss for which an indemnification claim has been made and shall be computed net of (A) payments actually recovered by an Indemnified Party under any insurance policy with respect to such Losses (net of deductible, costs of collection and increases in insurance policy premiums) and (B) any prior or subsequent recovery by the Indemnified Party from any Person with respect to such Losses.

Section 9.2 Notice and Opportunity to Defend.

(a) Notice of Asserted Liability. As soon as is reasonably practicable after either Buyer or RCP, as applicable, becomes aware of any claim that such party has under Section 9.1(a) or Section 9.1(b) that may result in a Loss (a “Liability Claim”), such party (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claims Notice”) to the other party (the “Indemnifying Party”). A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 9.2(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party except to the extent actually prejudiced by such failure.

(b) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within 30 days after receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought under this Article IX, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that the Indemnifying Party may not assume and conduct the defense of a Liability Claim which proceeding could result in the loss or suspension of a necessary permit or license or otherwise result in an act or investigation of a Governmental Body that could prevent the Indemnified Party from continuing to conduct its business consistent with past practices (including without limitation any violations of Laws relating to consumer protection and debt collections and the rules and regulations promulgated by Governmental Authorities thereunder). If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 9.2(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 9.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Liability Claim from and after such date as the Indemnifying Party assumes the defense; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense at the reasonable cost of the Indemnifying Party; provided, further, that the Indemnified Party shall be entitled to participate in any defense with separate counsel at the reasonable expense of the Indemnifying Party (such reasonable expenses to be limited to the retention of one such counsel) if (i) so requested by the Indemnifying Party or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict of interests exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable. The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, (except as expressly provided otherwise herein) the defense of any Liability Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Liability Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Liability Claim, (ii) grants any injunctive or equitable relief or (iii) may reasonably be expected to have an adverse effect on the affected business of the Indemnified

Party. The Indemnified Party has the right to settle any Liability Claim with the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary, except with the consent of Indemnifying Party no consent or settlement of any Liability Claim shall be determinative of the amount of Losses relating to such claim nor shall it constitute an admission that such claim entitles any Indemnified Party to be held harmless, indemnified or reimbursed pursuant to this Article IX.

Section 9.3 Survivability; Limitations.

(a) The representations and warranties of RCP and the other Sellers contained in this Agreement will survive the Closing and/or termination of this Agreement and continue in full force and effect until 60 days following the expiration of the applicable statute of limitations (the “Seller Expiration Date”); provided, however, that any Liability Claim pending on any Seller Expiration Date for which a Claims Notice has been given in accordance with Section 9.1(b)(iii) on or before such Seller Expiration Date may continue to be asserted and indemnified against until finally resolved.

(b) The representations and warranties of the Buyer contained in this Agreement will survive the Closing and/or termination of this Agreement and continue in full force and effect until 60 days following the expiration of the applicable statute of limitations (the “Buyer Expiration Date”); provided, however, that any Liability Claim pending on any Buyer Expiration Date for which a Claims Notice has been given in accordance with Section 9.1(b)(iii) on or before such Buyer Expiration Date may continue to be asserted and indemnified against until finally resolved.

(c) The covenants set forth in this Agreement shall each survive the Closing and continue in full force and effect indefinitely.

ARTICLE X

MISCELLANEOUS

Section 10.1 Expenses. Except as otherwise provided in this Agreement, each of the parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 10.2 Termination. This Agreement may be terminated at any time prior to the Closing by either Buyer or RCP by written notice to the other if:

(a) there shall be in effect a final nonappealable ruling, order or injunction prohibiting the consummation of the purchase of the Membership Interests by Buyer hereunder;

(b) if the Purchase Option is not exercised by Buyer prior to the Expiration Time; or

(c) in the event of the adoption by LSGC of a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization or transaction that would constitute a Change of Control under the certificate of designation with respect to the Series H Preferred Stock, in each case only to the extent that upon consummation of such liquidation, dissolution, restructuring, recapitalization, reorganization or transaction, the consideration payable with respect to the Series H Preferred Stock held by RW LSG Holdings would be more than 500% of the Holdings Price.

In the event of such a termination under this Section 10.2, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto other than the provisions of this; provided, however, that nothing contained in this Section 10.2 shall relieve either party to this Agreement from liability to the other party for any fraud or willful and material breach of this Agreement.

Section 10.3 Choice of Law. The Laws of the State of Delaware without reference to any conflict of Laws provisions thereof that would result in the application of the Law of a different jurisdiction, will govern all questions concerning the construction, validity and interpretation of this Agreement.

Section 10.4 Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the parties hereto. No delay or failure of any party in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder of each party are cumulative and not exclusive of any rights or remedies which it would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing by such party and shall be effective only to the extent in such writing specifically set forth.

Section 10.5 Counterparts. This Agreement may be executed in counterparts (including via facsimile or e-mail in .pdf format), each of which shall be an original and all of which shall constitute a single agreement.

Section 10.6 Effectiveness. It is understood that this Agreement is not effective and binding upon any of the parties hereto until executed and delivered by each of the parties hereto.

Section 10.7 Headings. The headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

Section 10.8 Benefit of Agreement, Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, heirs, executors and personal representative, as applicable. This Agreement is made solely for the benefit of the parties hereto and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnification under Article IX or VantagePoint under Section 8.8, and no other Person shall have any rights, interest or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

Section 10.9 Notices. Any and all notices or other communications required or permitted to be delivered hereunder shall be deemed properly delivered if (i) delivered personally, (ii) mailed by first class, registered or certified mail, return receipt requested, postage prepaid, (iii) sent by next day or overnight mail or delivery or (iv) sent by electronic mail, facsimile transmission or other electronic means of transmitting written documents (with a follow up copy under (iii) above), to the parties as set forth below:

If to Seller:

c/o Riverwood Capital Management L.P.

70 Willow Road, Suite 100

Menlo Park, CA 94025

Attention: Jeffrey T. Parks

Tel: (650) 618-7300

Fax: (650) 618-7114

Email: jeff@rwcm.com

With a copy (which shall not constitute notice or constructive notice) to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94304

Attention: Kirsten Jensen

Tel: (650) 251-5000

Fax: (650) 251-5002

Email: kjensen@stblaw.com

If to the Buyer:

LSGC Holdings III LLC

c/o Pegasus Capital Advisors, L.P.

99 River Road

Cos Cob, CT 06807

Attention: Joel Haney

Tel: (212) 710-3493

Email: jhaney@pcalp.com

With a copy (which shall not constitute notice or constructive notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Part

New York, NY 10036

Attention: Jeffrey Kochian

Tel: (212) 872-8069

Fax: (212) 872-1002

Email: jkochian@akingump.com

Either party may change the name and address of the designee to whom notice shall be sent by giving written notice of such change to the other party.

Section 10.10 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties and is the final expression thereof and supersede any and all prior agreements and understandings, written or oral, formal or informal, between the parties relating to the subject matter hereof and thereof.

Section 10.11 Venue. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New York, New York in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon it in any manner authorized by the Laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

Section 10.12 WAIVER OF JURY TRIAL. THE SELLERS AND THE BUYER EACH HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE SELLERS AND BUYER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 10.13 Specific Performance. The Sellers and Buyer agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for such damages if any party fails to perform in any material respect any of its obligations hereunder. Accordingly, the Sellers and Buyer agree that each of the Sellers and the Buyer shall be entitled to seek an injunction or similar equitable relief restraining such the other party(ies) from committing or continuing any such breach or threatened breach or to seek to compel specific performance of the obligations of any other party under this Agreement and to enforce specifically the terms and provisions of this Agreement in any state court located within New York, New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court located in New York, New York). Each of the Sellers and the Buyer hereby agrees not to raise any objections to the availability of, and hereby waives (a) any defense to the granting of an injunction, specific performance or other equitable relief to prevent and restrain breaches or threatened breaches of this Agreement by such party or to specifically enforce the terms and provisions of this Agreement and (b) any requirement to post any bond or other security in connection with any such order or injunction. The Sellers and Buyer agree that, in the absence of fraud, the remedies set forth in Article IX and this Section 10.13 are the sole remedies to which the Sellers or the Buyer is entitled under this agreement, at law or in equity.

Section 10.14 No Recourse. All Proceedings, obligations, Losses or causes of action (whether in Contract, in tort, in Law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement, (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with, or as inducement to, this Agreement), (iii) any breach or violation of this Agreement and (iv) any failure of the sale of the Membership Interests or any other transaction contemplated by this Agreement to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement (including any parties to a Joinder Agreement). In furtherance and not in limitation of the foregoing, and notwithstanding any other provision of this Agreement to that contrary, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of the Sellers’, the Buyer’s, RW LSG Holdings or any of their respective Affiliates’ former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than the Sellers, the Buyer, RW LSG Holdings or any of their respective successors and permitted assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of the Sellers, the Buyer, RW LSG Holdings or any of their respective Affiliates under this Agreement or any documents or instruments delivered in connection herewith or therewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 10.14 shall relieve or otherwise limit the liability of the Sellers, the Buyer, RW LSG Holdings or any Affiliate, as such, for any breach or violation of its obligations under such agreements, documents or instruments.

Section 10.15 Rules of Construction. Words such as “herein,” “hereunder,” “hereof” and the like shall be deemed to refer to this Agreement as a whole and not to any particular document or Article, Section or other portion in which such words appear. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Any reference to any federal, state, local or foreign statute, Law or other legal regulation shall be deemed to also to refer to all rules and regulations promulgated thereunder. References herein to “$” shall be references to United States Dollars. The words “include” and “including” shall be deemed to mean “include, without limitation,” and “including, without limitation”.

Section 10.16 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

RCP:

RIVERWOOD CAPITAL PARTNERS, L.P.

By: Riverwood Capital L.P., its General Partner

By: Riverwood Capital GP Ltd., its General Partner

By:	/s/ Thomas J. Smach
Name: Thomas J. Smach
Title: Director

BUYER:

LSGC HOLDINGS III LLC

By: PEGASUS PARTNERS V, L.P., its sole member

By: PEGASUS INVESTORS V, L.P., its general partner

By: PEGASUS INVESTORS V (GP), L.L.C., its general partner

By:	/s/ Daniel Stencel
Name: Daniel Stencel
Title: Chief Financial Officer

RW LSG HOLDINGS:

By: Riverwood Capital Management L.P., its Managing Member

By: Riverwood Capital Management Ltd., its General Partner

By:	Riverwood Capital GP Ltd., its General Partner

By:	/s/ Thomas J. Smach
Name: Thomas J. Smach
Title: Director

[Signature Page to Equity Purchase Option]

RW LSG MANAGEMENT:

RW LSG MANAGEMENT HOLDINGS LLC

By: Riverwood Capital Management Ltd., its General Partner

By: Riverwood Capital GP Ltd., its General Partner

By:	/s/ Thomas J. Smach
Name: Thomas J. Smach
Title: Director

Exhibit 1

JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Joinder”) dated as of as of [●] is made by the undersigned (“Holder”) with respect to the Membership Interest Purchase Option dated as of September [●], 2015 (the “Option Agreement”) between Riverwood Capital Partners L.P. (“RCP”) and LSGC Holdings III LLC (“Buyer”).

WHEREAS, Holder is the holder of certain outstanding membership interests of RW LSG Holdings, LLC, a Delaware limited liability company (“RW LSG Holdings”) as set forth beneath Holder’s signature below; and

WHEREAS, RCP has exercised its rights as the “Drag Along Seller” pursuant to and as defined in the Limited Liability Company Agreement of RW LSG Holdings, dated as of May 25, 2012, as amended (the “Operating Agreement”), with respect to a sale of all outstanding membership interests of RW LSG Holdings to Buyer on the terms and conditions provided in the Option Agreement (the “Sale”).

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holder hereby agrees as follows:

Holder acknowledges that the drag-along rights contained in the Section 8.03 of the Operating Agreement have been properly exercised with respect to the Sale.

Holder has received and reviewed and understands the terms of the Option Agreement, and hereby acknowledges and agrees that Holder is a “Seller” as defined in the Option Agreement for purposes of the Option Agreement and, accordingly, agrees to be bound by the terms and conditions thereof, including without limitation the indemnification obligations thereunder, as fully as though Holder were a signatory thereof.

IN WITNESSS WHEREOF, the undersigned has caused this Joinder Agreement to be executed as of the date first above written.

[HOLDER]

By:

Name:

Title:

Membership Interests :